GERMAN AMERICAN BANCORP, INC., 2009 EMPLOYEE STOCK PURCHASE PLAN

GERMAN AMERICAN BANCORP, INC.

2009 EMPLOYEE STOCK PURCHASE PLAN

INTRODUCTION

The German American Bancorp, Inc., 2009 Employee Stock Purchase Plan (the "Plan") was adopted by the Board of Directors (the "Board") of German American Bancorp, Inc. (the "Company") on March 2, 2009, subject to approval of the Company's shareholders at their annual meeting scheduled to be held in May, 2009.  The Board of Directors of the Company shall determine the effective date of the first offering, if any, under the Plan.  The purpose of the Plan is to provide eligible employees the opportunity to acquire a stock ownership interest in the Company through convenient payroll contributions.  These contributions are used annually to purchase shares of common stock of the Company at a discount from the current market price.  As used in this Plan, "Subsidiary" means any "subsidiary corporation" as that term is defined in Section 424(e) of the Internal Revenue Code of 1986 (the "Code").

The Plan may continue until all the stock allocated to it has been purchased or until after the tenth offering is completed, whichever is earlier.  The Board may terminate the Plan at any time, or make such amendment of the Plan as it may deem advisable, but no amendment may be made without the approval of the Company's shareholders if it would materially:  (i) increase the benefits accruing to participants under the Plan; (ii) modify the requirements as to eligibility for participation in the Plan; (iii) increase the number of shares which may be issued under the Plan, (iv) increase the cost of the Plan to the Company; or (v) alter the allocation of Plan benefits among participating employees.

The Plan is not qualified under Section 401(a) of the Code and is not subject to any provisions of the Employee Retirement Income Security Act of 1974 (ERISA).  It is the Company's intention to have the Plan qualify as an "employee stock purchase plan" under Section 423 of the Code, and the provisions of the Plan shall be construed so as to extend and limit participation in a manner consistent with the requirements of that Section of the Code.

ADMINISTRATION

The Plan shall be administered by a committee of the Board of Directors which shall consist of two or more members of the Board, none of whom is eligible to participate in the Plan and all of whom are "Non Employee Directors," as such term is defined in Rule 16b 3(b)(3) of the Securities and Exchange Commission, under the Securities Exchange Act of 1934, as amended (the "1934 Act"), or as required by any successor rule (the "Committee").   The Compensation and Human Resources Committee appointed by the Company's Board of Directors shall act as the  Committee under the Plan unless the Board of Directors otherwise directs.  The Committee shall prescribe rules and regulations for the administration of the Plan and interpret its provisions.  The Committee may correct any defect, reconcile any inconsistency or resolve any ambiguity in the Plan.  The actions and determinations of the Committee on matters relating to the Plan are conclusive.  The Committee and its members may be addressed in care of the Company at its principal office.  The members of the Committee do not serve for fixed periods but may be appointed or removed at any time by the Board.

STOCK SUBJECT TO THE PLAN

An aggregate of 500,000 shares of common stock, without par value, of the Company (the "Common Shares") are available for purchase under the Plan.  Common Shares which are to be delivered under the Plan may be obtained by the Company by authorized purchases on the open market or from private sources, or by issuing authorized but unissued Common Shares.  In the event of any change in the Common Shares through recapitalization, merger, consolidation, stock dividend or split, combination or exchanges of shares or otherwise, the Committee shall make such equitable adjustments in the Plan and the then outstanding offering as it deems necessary and appropriate including, but not limited to, changing the number of Common Shares reserved under the Plan and the price of the current offering.  If the number of Common Shares that participating employees become entitled to purchase is greater than the number of Common Shares available, the Committee or its designee will allocate the available shares pro rata to participants in as near a uniform manner as practical and will promptly refund to participants any remaining payroll contributions not applied to the purchase of stock.  No fractional Common Shares shall be issued or sold under the Plan.

ELIGIBILITY

All employees of the Company and its subsidiaries will be eligible to participate in the Plan.  No employee shall be eligible to participate in the Plan if his or her customary employment is less than 20 hours per week.  No employee shall be eligible to participate in an offering unless he or she has been continuously employed by the Company or subsidiary for at least six months as of the first day of such offering.  No employee shall be eligible to participate in the Plan if, immediately after an option is granted under the Plan, the employee owns more than five percent (5%) of the total combined voting power or value of all classes of shares of the Company or of any parent or subsidiary of the Company.

OFFERINGS, PARTICIPATING, DEDUCTIONS

The Company may make up to ten offerings of twelve months' duration each to eligible employees to purchase Common Shares under the Plan.  An eligible employee may participate in such offering by authorizing at any time prior to the first day of such offering a payroll deduction for such purpose in whole dollar amounts, of at least the minimum amount and up to the maximum amount of total cash compensation determined by the Committee.  The Committee may at any time suspend an offering or change the terms of the Offering, subject to the provisions of this Plan and Section 423 of the Code, if required by law or if determined by the Committee to be in the best interests of the Company.

The Company will maintain or cause to be maintained payroll deduction accounts for all participating employees.  All funds received or held by the Company or its subsidiaries under the Plan may be, but need not be, segregated from other corporate funds.  Any balance remaining in any employee's payroll deduction account at the end of an offering period will be refunded to the employee.

Each participating employee will receive a statement of his or her payroll deduction account and the number of Common Shares purchased therewith following the end of each offering period.

Subject to rules, procedures and forms adopted by the Committee, a participating employee may at any time during the offering period increase, decrease or suspend his or her payroll deduction, or may withdraw the entire balance of his or her payroll deduction account without interest and thereby withdraw from participation in an offering.  Under the initial rules established by the Committee, payroll deductions may not be altered more than once in each offering period and withdrawal requests may be received on or before the last day of such offering.  In the event of a participating employee's retirement, death or termination of employment, his or her participation in any offering under the Plan shall cease, no further amounts shall be deducted pursuant to the Plan, and the balance in the employee's account shall be paid to the employee, or, in the event of the employee's death, to the employee's beneficiary designated on a form approved by the Committee (or, if the employee has not designated a beneficiary, to his or her estate), and in either case, without interest.

PURCHASE, LIMITATIONS, PRICE

Each employee participating in any offering under the Plan will be granted an option, upon the effective date of such offering, for as many whole Common Shares as the amount of his or her payroll deduction account at the end of any offering period can purchase.  No employee may be granted an option under the Plan which permits his or her rights to purchase Common Shares under the Plan, and any other stock purchase plan of the Company or a parent or subsidiary of the Company qualified under Section 423 of the Code, to accrue at a rate which exceeds the maximum amount established by the Committee, but which maximum amount may in no event exceed $25,000 of Fair Market Value of such Common Shares (based on the value of the stock on their grant/enrollment date) for each calendar year in which the option is outstanding at any time.  As of the last day of the offering period, the payroll deduction account of each participating employee shall be totaled.  If such account contains sufficient funds to purchase one or more whole shares of Common Stock as of that date, the employee shall be deemed to have exercised an option to purchase the largest number of whole Common Shares at the offering price.  Such employee's account will be charged for the amount of the purchase and a stock certificate representing such shares will be issued.

The Committee shall determine the purchase price of the shares of Common Stock which are to be sold under each offering, which price shall be an amount in the range from ninety five percent (95%) and one hundred percent (100%) of the Fair Market Value of the Common Shares on the last day of such period.   If the Committee for any reason should fail to determine the price for any offering within the percentage range specified by the preceding sentence for any offering, the percentage shall be ninety-five percent (95%).

"Fair Market Value" of a share of Common Shares on a given date means the NASDAQ Official Closing Price (or similar closing price information if The NASDAQ Stock Market LLC (NASDAQ) no longer makes available a figure called the NASDAQ Official Closing Price) on such date ("NOCP"), or if no NOCP is furnished by NASDAQ for the Common Shares on such date, the NOCP of a Common Share on the most recent day on which NASDAQ has furnished an NOCP for the Common Shares.  If the Common Shares are not listed on any given date on the NASDAQ Global Select Market or similar market for which an NOCP (or similar closing price) is furnished by NASDAQ, then "Fair Market Value" is defined as the fair market value of a share on such date as determined in good faith by the Committee.

TRANSFER OF INTERESTS, STOCK CERTIFICATES

No option, right or benefit under the Plan may be transferred by a participating employee other than by will or the laws of descent and distribution, and all options, rights and benefits under the Plan may be exercised during the participating employee's lifetime only by such employee or the employee's guardian or legal representative.  There are no restrictions imposed by or under the Plan upon the resale of Common Shares issued under the Plan.

Certain officers of the Company are subject to restrictions under Section 16(b) of the 1934 Act.  With respect to such officers, transactions under the Plan are intended to comply with all applicable conditions of Rule 16b 3 or its successors under the 1934 Act.  To the extent any provision of the Plan or action by the Committee fails to so comply, it shall be deemed null and void if permitted by law and deemed advisable by the Committee.

Certificates for Common Shares purchased under the Plan may be registered only in the name of the participating employee, or, if such employee so indicates on his or her authorization form, in his or her name jointly with a member of his or her family, with right of survivorship.  An employee who is a resident of a jurisdiction which does not recognize such a joint tenancy may have certificates registered in the employee's name as tenant in common with a member of the employee's family, without right of survivorship.